
      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1998

                                          REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        FLORIDA PANTHERS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

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
                                 450 EAST LAS OLAS BOULEVARD
                                FORT LAUDERDALE, FLORIDA 33301
           DELAWARE                     (954) 712-1300                    65-0676005
 (State or other jurisdiction   (Address, including zip code,          (I.R.S. Employer
     of incorporation or            and telephone number,           Identification Number)
        organization)                     including
                                  area code, of registrant's
                                 principal executive offices)

                               RICHARD L. HANDLEY
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        FLORIDA PANTHERS HOLDINGS, INC.
                          450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301
                                 (954) 712-1300
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------
                                    Copy to:

                          STEPHEN K. RODDENBERRY, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                       ONE S.E. THIRD AVENUE, 28TH FLOOR
                           MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

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===========================================================================================================================
                                                                   PROPOSED             PROPOSED
                                                AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES            TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
            TO BE REGISTERED                 REGISTERED(1)        PER UNIT(2)       OFFERING PRICE(2)           FEE
---------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per
  share..................................      9,515,589           $19 19/32          $186,446,072            $55,002
===========================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on The New York Stock Exchange was $19 19/32 on May 18, 1998.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

(FLORIDA PANTHERS LOGO)
                                9,515,589 SHARES
                        FLORIDA PANTHERS HOLDINGS, INC.
                              CLASS A COMMON STOCK

                            ------------------------

     This Prospectus relates to an aggregate of 9,515,589 shares (the "Shares") of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of Florida Panthers Holdings, Inc. (the "Company"), which may be offered for resale hereby, from time to time, for the account of certain persons listed herein (the "Selling Stockholders"). The Shares consist of shares of the Class A Common Stock which have been issued, or are issuable pursuant to certain Exchange Rights, Warrants and Earn-out Rights (each as defined herein), in connection with certain acquisitions of businesses by the Company not involving a public offering. See "The Company -- Description of Exchange Rights, Warrants and Earn-Out Rights."

     The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring certain of the Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will not receive any of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

     The Selling Stockholders and brokers through whom the sale of the Class A Common Stock are made may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). In addition, any profits realized by the Selling Stockholders or such brokers on the sale of such Class A Common Stock may be deemed to be underwriting commissions under the Securities Act.

     The Company has two classes of Common Stock consisting of Class A Common Stock, which is offered hereby, and Class B common stock, par value $.01 per share (the "Class B Common Stock"), which is currently owned by H. Wayne Huizenga, the Company's Chairman of the Board. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes, on all matters submitted to the Company's stockholders for approval. Accordingly, Mr. Huizenga, as the sole holder of the Class B Common Stock, is able to control the management and policies of the Company and substantially all the matters submitted to the Company's stockholders for approval, including the election of the directors. The shares of Class A Common Stock and Class B Common Stock are subject to certain National Hockey League ("NHL") requirements and restrictions with respect to ownership. In addition, unless otherwise permitted by the NHL, Mr. Huizenga is required to maintain voting control of the Company at all times. THE SHARES OF CLASS B COMMON STOCK WERE ISSUED TO MR. HUIZENGA SOLELY TO SATISFY THE CONTROL REQUIREMENTS OF THE NHL.

     The Class A Common Stock is traded on The New York Stock Exchange (the "NYSE") under the symbol "PAW." On May 18, 1998, the last sales price of the Class A Common Stock as reported by the NYSE was $19 5/16 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  May   , 1998

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

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                                                              PAGE
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Available Information.......................................    2
The Company.................................................    3
Risk Factors................................................    6
Use of Proceeds.............................................   11
Selling Stockholders........................................   12
Description of Capital Stock................................   14
Plan of Distribution........................................   16
Legal Matters...............................................   17
Experts.....................................................   17
Incorporation of Certain Documents by Reference.............   18

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Class A Common Stock formerly traded on The Nasdaq Stock Market -- National Market ("Nasdaq"). Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006. As of July 11, 1997, the Class A Common Stock began trading on the NYSE. Information filed by the Company with the NYSE may be inspected at the office of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of the NYSE referred to above.

                                  THE COMPANY

GENERAL

     The Company is a holding company with subsidiaries currently operating in two business segments: (i) leisure and recreation (the "Leisure and Recreation Business") and (ii) entertainment and sports (the "Entertainment and Sports Business"). The Company was formed in July 1996 and, upon the completion of its initial public offering and concurrent offering (the "Initial Offerings") in November 1996, continued the operations of the Florida Panthers Hockey Club (the "Panthers"), a professional hockey team which has been a member of the NHL since 1993. Following completion of the Initial Offerings, the Company expanded into the Leisure and Recreation Business, through the ownership and operation of high-end destination luxury resorts, and diversified the Entertainment and Sports Business to include ice skating rink operations. The Company's current focus is on expanding the Leisure and Recreation Business. The primary elements of the Company's current business strategy include: (i) the development of capital projects (additional unit construction, recreational amenities and conference space) at its existing luxury resorts, (ii) the expansion of the core upscale clientele of the Leisure and Recreation Business, which will increase the Company's ability to cross-market other services to this customer base, and
(iii) the acquisition of other luxury resorts. In executing its business strategy, the Company continuously evaluates opportunities in other industries and businesses for potential strategic acquisitions where the Company believes it can leverage its competitive strengths and increase stockholder value.

     The Leisure and Recreation Business presently consists of the Company's ownership of the Boca Raton Resort and Club ("Boca Resort"), the Arizona Biltmore Hotel ("Arizona Biltmore"), the Registry Hotel at Pelican Bay ("Registry Resort"), the Edgewater Beach Hotel ("Edgewater Resort"), the Hyatt Regency Pier 66 Hotel and Marina ("Pier 66"), the Radisson Bahia Mar Beach Resort and Yachting Center ("Bahia Mar") and the Rolling Hills Golf Club ("Rolling Hills"). Boca Resort, Arizona Biltmore, Registry Resort, Edgewater Resort, Pier 66 and Bahia Mar are collectively referred to as the "Resort Facilities."

     Boca Resort is a destination luxury resort and private club fronting both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. Boca Resort includes 963 luxury guest rooms, a 50,000 sq. ft. conference center, a newly-constructed 140,000 sq. ft. conference center, a 25 slip marina, two 18 hole championship golf courses, a 30 court tennis club, five swimming pools, an indoor basketball court, two indoor racquetball courts, a fitness center, a half mile of private beach with various water sports facilities and 15 food and beverage sites ranging from five-star cuisine to beach side grills. Boca Resort has consistently been awarded the Readers' Award as one of the "Top 25 Hotels in North America" by Travel & Leisure magazine.

     Arizona Biltmore is a luxury resort located on 39 acres in Phoenix, Arizona. The resort includes 600 guest rooms, three restaurants, privileges to play at two 18-hole golf courses, an 18-hole putting course, 8 tennis courts, 6 swimming pools, a full-service conference center accommodating groups up to 1,200, the Pavilion (a state-of-the-art function facility accommodating up to 1,400 people) and a 20,000 square foot spa. Among other distinctions, the property was featured in Architectural Digest in 1996 and awarded the 1997 Heritage Award of Excellence by the Urban Land Institute.

     Registry Resort is a luxury resort fronting the Gulf of Mexico in Naples, Florida, within a 90-minute drive of the east coast of South Florida. The Company currently owns approximately 99% of Registry Resort and has made offers to acquire the remaining 1%. Registry Resort includes 474 luxury guest rooms, a conference center, recreational areas, restaurant and retail outlets, a 15 court tennis facility and a nature reserve boardwalk, as well as water sports and other beach amenities. Registry Resort has received Mobile Travel Guide's Four Star Award, as well as AAA's Four Diamond Award, and has been cited by Conde Nast Traveler magazine as one of the best resorts in the United States.

     Edgewater Resort is a luxury resort fronting the Gulf of Mexico in Naples, Florida. The resort includes 126 suites and is situated on a two-acre site which surrounds a tropical courtyard located only a few steps from seven miles of pristine beach. Amenities at the resort include a pool, fitness center, three meeting rooms and a penthouse gourmet restaurant. The property was recently featured in Resorts and Great Hotels, Conde Nast

Gold List and has recently received Mobil Travel Guide's Four Star Award and the AAA's Four Diamond Award.

     Pier 66 is a luxury resort and marina fronting the Intracoastal Waterway in Fort Lauderdale, Florida. Pier 66 includes 380 luxury guest rooms, a 142 slip marina, three swimming pools, meeting space and six restaurants and lounges. Pier 66 has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award.

     Bahia Mar is a resort and marina complex fronting the Atlantic Ocean in Fort Lauderdale, Florida. Bahia Mar includes 300 luxury guest rooms, a 350 slip marina, four tennis courts, meeting space and retail space. Bahia Mar has received the Mobil Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award.

     Rolling Hills includes an 18-hole golf course and a separate 9-hole golf course located in Davie, Florida. Rolling Hills is currently undergoing a redesign and renovation and upon completion will feature a new 18 hole championship golf course, a par 3 course with practice facility and a clubhouse. The course is expected to open for play December 1998.

     The Company's Entertainment and Sports Business currently consists of the Company's hockey operations, arena development and management operations and ice skating rink operations. The Company's hockey operations consist of the ownership and operation of the Florida Panthers Hockey Club (the "Panthers"). The Company's arena development and management operations involve the Broward County Arena, a new multi-purpose, state-of-the-art entertainment and sports center in Broward County, Florida. Pursuant to an operating agreement between the Company and Broward County, upon completion of the Broward County Arena, the Company will manage and operate the Broward County Arena, where the Panthers will play their home games. The Company also owns approximately 78% of Decoma Miami Associates, Inc., the entity which operates the Miami Arena, the arena where the Panthers played their home games through the end of the 1997-98 hockey season. The Company's ice skating rink activities consist of the operation of Incredible Ice, a twin-pad ice skating rink facility in Coral Springs, Florida, and Gold Coast, an ice skating rink facility in Pompano Beach, Florida.

     The Company was incorporated in Florida on July 3, 1996 and subsequently reincorporated in Delaware on November 17, 1997. In connection with the Initial Offerings, the Class A Common Stock began trading on Nasdaq on November 13, 1996 under the symbol "PUCK." On July 11, 1997, the Class A Common Stock began trading on the NYSE under the symbol "PAW." The NYSE ticker symbol was not affected by the reincorporation. The Company's principal executive offices are located at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 and its telephone number is (954) 712-1300.

DESCRIPTION OF EXCHANGE RIGHTS, WARRANTS AND EARN-OUT RIGHTS

     In August 1997, in connection with the acquisition of the Registry Resort and as part of the consideration for such acquisition, the Company issued the following warrants (collectively, the "Registry Warrants"): (i) a warrant to acquire 300,000 shares of the Class A Common Stock at an exercise price of $25.85 per share until August 2002 and (ii) a warrant to acquire 25,000 shares of the Class A Common Stock at an exercise price of $23.50 per share until August 2002. The Registry Warrants vest and become exercisable at the rate of 1/8th of the shares covered thereby at the end of each fiscal quarter beginning on October 1, 1997, and will become fully vested on December 31, 1999. In addition to the Registry Warrants, the Company also issued 918,174 shares of the Class A Common Stock which may be offered hereby.

     In March 1998, in connection with the acquisition of a controlling ownership interest in Arizona Biltmore and as part of the consideration for such acquisition, the Company agreed to pay $100.3 million with interest at the rate of 5% per annum, which is payable at the election of the sellers either in cash or in shares of the Class A Common Stock. If the seller elects to receive cash it must make such election during specified election periods occurring between May 25, 1998 and March 2, 2000. Alternatively, the seller may elect to receive shares of the Class A Common Stock at a per share price of $26.00 at any time from March 2, 1998 through March 2, 2008 (the "Biltmore Exchange Rights"), plus the rights to an earnout payment of up to

2,631,579 shares of the Class A Common Stock (the "Earn-Out Rights"), which will be issued if certain performance thresholds are met. In addition, the Company issued warrants to acquire 500,000 shares of the Class A Common Stock at an exercise price of $24.00 per share, which are exercisable at any time, in whole or in part, through March 2003 (the "Biltmore Warrants"). If the holders of the Biltmore Exchange Rights and the Biltmore Warrants elect to fully exercise such rights and warrants and all 2,631,579 shares are issued pursuant to the Earn-Out Rights, 7,372,925 shares of the Class A Common Stock will be issued pursuant thereto.

     In April 1998, in connection with the acquisition of Edgewater Resort and as part of the consideration for such acquisition, the Company agreed to pay $20.5 million with interest at the rate of 5% per annum, which is payable at the election of the sellers either in cash or in shares of the Class A Common Stock at a per share price of $24.50 on or about October 22, 1999 (the "Edgewater Exchange Rights"). If the holders of the Edgewater Exchange Rights elect to fully exercise such rights, 899,490 shares of the Class A Common Stock will be issued pursuant thereto.

     The Registry Warrants and the Biltmore Warrants are collectively referred to herein as the "Warrants." The Biltmore Exchange Rights and the Edgewater Exchange Rights are collectively referred to herein as the "Exchange Rights."

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating an investment in the shares of Class A Common Stock offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

HISTORY OF LOSSES OF THE PANTHERS AND UNCERTAINTY OF FUTURE RESULTS

     For the nine months ended March 31, 1998, the Company had net income of $2.9 million. However, in years prior the Company and its subsidiaries did not generate any earnings and incurred net losses of approximately $10.3 million, $25.1 million, $15.4 million, $12.9 million and $937,000 during the years ended June 30, 1997, 1996, 1995 and 1994 and the seven months ended June 30, 1993, respectively. These losses were due primarily to the operations of the Panthers. There can be no assurance that the Company can sustain earnings on an ongoing basis.

NEED FOR ADDITIONAL CAPITAL

     The Company's business may require substantial capital infusions on a continuing basis to finance operations and expansion. The Company's capital resources are used to meet operating expenses, satisfy the Company's debt and other obligations, expand the Company's existing resorts and acquire additional resorts. In the event the Company cannot generate sufficient cash flow from its operations, or is unable to borrow or otherwise obtain additional funds to finance its operations, the Company's financial condition or results of operations could be materially adversely affected.

CHALLENGES OF INTEGRATING THE OPERATIONS OF THE RESORT FACILITIES

     The full benefits of the Company's acquisitions of the Resort Facilities will require the integration of each entity's administrative, finance and marketing organizations and the implementation of appropriate operational, financial and management systems and controls. There can be no assurance that the Company will be able to integrate the operations of the Resort Facilities successfully.

RISKS RELATING TO EXPANSION

     The Company may, as part of its growth strategy, consider making additional acquisitions of certain resort-related, sports-related or other types of businesses, as well as certain commercial properties, including properties which may be owned by Mr. Huizenga or his affiliates. The Company may make such acquisitions with cash or with stock or a combination thereof. If the Company does make any such acquisitions, various associated risks may be encountered, including potential dilution to the shares of Class A Common Stock then outstanding due to additional shares of Class A Common Stock or Class B Common Stock (collectively, the "Common Stock") being issued in connection with the acquisitions, incurrence or assumption of debt, possible goodwill amortization or additional depreciation on acquired property and equipment, diversion of management's attention, possible environmental and other regulatory costs and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's financial condition or results of operations.

CONTROL BY H. WAYNE HUIZENGA; VOTING RIGHTS

     The Company has two classes of common stock, the Class A Common Stock and the Class B Common Stock. The Company has issued shares of Class B Common Stock to Mr. Huizenga to satisfy certain control requirements of the NHL. In accordance with the NHL Constitution and Bylaws, a change in the controlling shareholder must be approved by the NHL. As such, Mr. Huizenga is required to maintain control of the Company unless the NHL approves the transfer of his controlling interests. The Class A Common Stock and Class B Common Stock generally vote together on each matter submitted to the shareholders for approval. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. Consequently, Mr. Huizenga, as the sole holder (holding 255,000 shares) of the Class

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

B Common Stock, will be able to control the management and policies of the Company and the outcome of substantially all of the matters submitted to the shareholders for approval, including the election of directors.

     Neither the Company's charter nor its bylaws restrict the transfer of the Class B Common Stock. Accordingly, subject to the requirements of federal and state securities laws and the approval of the NHL, shares of Class B Common Stock may be owned by persons other than Mr. Huizenga. As a result, control of the Company may be transferred by Mr. Huizenga to other persons without the approval of the holders of Class A Common Stock and Mr. Huizenga may receive a control premium, which may be significant, in connection with such sale.

DEPENDENCE ON KEY PERSONNEL

     For the foreseeable future, the Company will be materially dependent upon the services of Mr. Huizenga. The loss of the services of Mr. Huizenga could have a material adverse effect on the Company. The Company does not carry key man life insurance on any of its officers.

SHARES OF CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE

     As of the date hereof, the Company has registered under the Securities Act
(i) an aggregate of approximately 18,609,491 shares of Class A Common Stock for resale, from time to time on a continuous basis, by certain selling stockholders, (ii) an aggregate of approximately 9,515,589 shares of Class A Common Stock (which shares are registered hereunder) which have been issued or reserved for issuance to holders of certain outstanding rights and warrants to acquire shares of Class A Common Stock issued in connection with certain acquisitions by the Company, (iii) 5,000,000 shares of the Class A Common Stock which have been reserved for issuance under the Company's Amended and Restated 1996 Stock Option Plan, and (iv) 6,000,000 shares of Class A Common Stock which may be issued from time to time in connection with potential future acquisitions. Shares so registered could be sold in the public market at any time. No predictions can be made as to the effect, if any, that market sales of shares of Class A Common Stock or the availability of the shares of Class A Common Stock for sale will have on the market price for shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities or to consummate acquisitions using shares of Class A Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of the Company's Class A Common Stock has been, and in the future may be, subject to significant fluctuations in response to variations in quarterly results and other factors.

ABSENCE OF DIVIDENDS

     The Company does not intend to pay any cash or stock dividends with respect to its Common Stock in the foreseeable future. Furthermore, the Company's ability to declare or pay dividends on its Common Stock is limited by the provisions of the NHL Bylaws and may also be limited by the terms of the Company's future credit facilities and other debt financings.

OPERATING RISKS RELATING TO THE RESORT FACILITIES

     The Resort Facilities are subject to all operating risks common to the resort and hotel industry. These risks include, among other things, over-building in the resort and hotel industry which adversely affects rates charged by the Resort Facilities; increases in operating costs due to inflation and other factors; dependence on tourism and weather conditions; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. Any of these factors could have a material adverse effect on the Company's financial condition or results of operations.

SEASONALITY OF THE RESORT BUSINESS

     The business of the Resort Facilities is generally seasonal. The Resort Facilities, five of which are located in South Florida and one of which is located in Arizona, have historically experienced higher revenue and

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

operating profits in the first and fourth quarters of each calendar year due to increased rates of occupancy and room rental rates during the winter months. This seasonality also results in higher operating costs during these quarters.

COMPETITION

     The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition and availability of alternative resort and hotel operations in local markets. Each of the Resort Facilities has a number of competitors. An increase in the number of competitive resort and hotel facilities in each of the Resort Facilities' respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of the Resort Facilities. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand, improve or develop facilities in the markets in which the Resort Facilities compete, thereby adversely affecting the Company's resort and hotel operations.

     The Panthers compete for entertainment and sports dollars not only with other major league sports, but also with college athletics and other sports-related entertainment. During portions of its season, the Panthers experience competition from professional basketball (the Miami Heat), professional football (the Miami Dolphins) and professional baseball (the Florida Marlins). Mr. Huizenga currently controls the Miami Dolphins and the Florida Marlins. In addition, the colleges and universities in South Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Panthers also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in South Florida. Additionally, the Panthers compete with other NHL and non-NHL teams, professional and otherwise, for available players.

CAPITAL EXPENDITURES RELATING TO THE RESORT FACILITIES

     The Resort Facilities have an ongoing need for routine renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. The cost of such capital improvements could have a material adverse effect on the Company's financial condition or results of operations. In addition, the Resort Facilities may require non-routine renovations in the future. Such renovations involve certain risks, including the possibility of environmental problems, the possibility that the Company will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other resorts, hotels and alternative lodging facilities.

AMERICANS WITH DISABILITIES ACT COMPLIANCE

     The cost of complying with the Americans with Disabilities Act could adversely affect the Company's cash flow. The Resort Facilities and other Company-owned properties are subject to the requirements of the Americans with Disabilities Act (the "ADA"), which generally requires that public accommodations, including office buildings, be made accessible to disabled persons. The Company believes that the Resort Facilities and other Company-owned properties are in substantial compliance with the ADA and that it will not be required to make substantial capital expenditures to address the requirements of the ADA. However, compliance with the ADA could require removal of access barriers and noncompliance could result in imposition of fines by the federal government or the award of damages to private litigants. If, pursuant to the ADA, the Company were required to make substantial alterations in one or more of the Resort Facilities or other Company owned properties, the Company's financial condition and results of operations, as well as the amount of funds available for distribution to stockholders, could be adversely affected.

ENVIRONMENTAL MATTERS

     The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, as well as contamination from such hazardous or toxic substances, on, under or in such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Liability extends to those persons arranging for the disposal of hazardous or toxic substances. Environmental laws and regulations also impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated thereon, and these restrictions may require certain expenditures. In connection with the ownership of its properties, the Company may be liable for any such costs. The costs of complying with environmental laws and of defending against claims of liability arising therefrom could have a material adverse effect on the Company's financial condition and results of operations.

LOSSES IN EXCESS OF RESORT FACILITIES' INSURANCE COVERAGE; LIMITATIONS OF INSURANCE FOR THE PANTHERS

     The Company maintains comprehensive insurance on the Resort Facilities, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the resort and hotel industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, that may be uninsurable or not economically insurable. The Company will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Resort Facilities at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a loss, would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment and the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to the Resort Facilities.

     The Panthers maintain disability insurance for certain highly compensated players, which insurance provides for up to 80% salary reimbursement after the player misses 30 consecutive regular season games due to injury. In the event an injured player is not insured or disability insurance does not cover the entire amount of the injured player's salary, the Company may be obligated to pay all or a portion of the injured player's salary.

UNCERTAINTIES OF INCREASES IN THE PANTHERS' PLAYERS' SALARIES

     Players' salaries in the NHL have increased significantly over the last three seasons. The NHL Collective Bargaining Agreement is designed, in part, to control the future rate of increase in players' salaries. However, there can be no assurance that the rate of increase in players' salaries will be effectively controlled. Significant increases in players' salaries could have a material adverse effect on the Company's financial condition or results of operations.

NHL MEMBERSHIP -- POTENTIAL LIABILITIES AND OWNERSHIP RESTRICTIONS

     Because the NHL is a joint venture, the Panthers and other members of the NHL are generally jointly and severally liable for the debts and obligations of the league. Any failure of other members of the NHL to pay their pro rata share of any such debt or obligation could adversely affect the Panthers. In addition, the Panthers and their personnel are bound by a number of rules, regulations and agreements, including, but not limited to, the Constitution and Bylaws of the NHL, national television contracts and the NHL Collective Bargaining Agreement.

     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in the Company will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL.

DEVELOPMENT AND OPERATION OF THE BROWARD COUNTY ARENA

     In June 1996, the Company entered into an agreement with Broward County to develop the Broward County Arena. Construction projects, such as the development of a new arena, entail significant risks, including regulatory and licensing requirements, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interferences, unanticipated cost increases and challenges from local residents. Under the agreement with Broward County, the Company will be responsible for all costs relating to the development of the Broward County Arena in excess of $184.7 million, including additional construction costs of up to $6.0 million which the Company may incur as the result of the unfavorable outcome in a lawsuit determining the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Arena. There can be no assurance that the Company can successfully develop the Broward County Arena or that costs associated with the development of the Broward County Arena will not exceed the $184.7 million budget. Although the Company anticipates that the Broward County Arena will be completed in time for the 1998-99 season, there can be no assurance that the Broward County Arena will be completed within the contemplated time frame.

YEAR 2000 COMPLIANCE

     The Year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the year 2000. These systems could fail or produce erroneous results if they cannot adequately process dates beyond the year 1999 and are not corrected. Significant uncertainty exists in the software industry concerning the potential consequences that may result from the failure of software to adequately address the Year 2000 issue. In addition, the Company cannot predict the effect of the Year 2000 issue on entities with which the Company transacts business, and there can be no assurance that the effect of the Year 2000 issue on such entities will not have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company has begun to review software and hardware used internally in its support systems to determine whether such software and hardware is Year 2000 compliant. The Company's objective is to complete this review by September, 1998 and then develop solutions to any material date-related deficiencies believed to be present in its computer systems. The Company intends to implement and test these solutions prior to any anticipated impact of the Year 2000 issue on its systems. Because the Company is currently assessing the expense and related potential effect of Year 2000 compliance on the Company's results of operations, financial condition and business, it cannot provide any assurance that the effect will not be material.

                                USE OF PROCEEDS

     This Prospectus relates to the Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares of outstanding Class A Common Stock beneficially owned by the Selling Stockholders as of the date of this Prospectus, the aggregate number of shares of Class A Common Stock that each Selling Stockholder may offer and sell pursuant to this Prospectus and the aggregate number of shares of Class A Common Stock to be beneficially owned by each Selling Stockholder upon completion of the offering made hereby. Because the Selling Stockholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Class A Common Stock that each Selling Stockholder may retain upon completion of the offering made hereby. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the footnotes to the following table.

                                                                                               NUMBER OF
                                                                                          SHARES BENEFICIALLY
                                                        NUMBER OF          NUMBER OF        OWNED AFTER SALE
                                                   SHARES BENEFICIALLY   SHARES OFFERED   --------------------
SELLING STOCKHOLDERS                                      OWNED              HEREBY         NUMBER        %
--------------------                               -------------------   --------------   -----------   ------
Gary V. Chensoff(1)(2)...........................       1,218,174          1,218,174               0        0
Christopher Johnson(1)(3)........................          25,000             25,000               0        0
Resort Properties of Naples, Inc.(4)(5)..........           8,995              8,995               0        0
Julie Lynn Esping Trust No. 2(4)(6)..............         296,832            296,832               0        0
William Perry Esping Trust No. 2(4)(6)...........         296,832            296,832               0        0
Jennifer Esping Trust No. 2(4)(6)................         296,832            296,832               0        0
Crow Irrevocable Trust(7)(8).....................         344,690            344,690               0        0
Charles Carlise(7)(9)............................         646,295            646,295               0        0
Grossman Investment Corp.(7)(10).................          63,864             63,864               0        0
W. Matthew Crow(7)(8)............................         344,690            344,690               0        0
El Camino Associates(7)(11)......................         753,248            753,248               0        0
Southeast Associates(7)(12)......................       5,220,108          5,220,108               0        0
AZB Limited Partnership(7)(13)...................              29                 29               0        0

---------------

 (1) Was an affiliate of Registry Resort prior to the Company's acquisition thereof.
 (2) Consists of 918,174 shares issued in connection with the Company's acquisition of Registry Resort and shares of the Class A Common Stock which are issuable upon the exercise of 300,000 of the Registry Warrants.
 (3) Consists of shares of the Class A Common Stock which are issuable upon the exercise of 25,000 of the Registry Warrants.
 (4) Was an affiliate of Edgewater Resort prior to the Company's acquisition thereof.
 (5) Consists of shares of the Class A Common Stock which are issuable upon the conversion of 8,995 of the Edgewater Exchange Rights.
 (6) Consists of shares of the Class A Common Stock which are issuable upon the conversion of 296,832 of the Edgewater Exchange Rights.
 (7) Was an affiliate of Arizona Biltmore prior to the Company's acquisition thereof.
 (8) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).
 (9) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).
(10) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).
(11) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).

(12) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).
(13) Consists of shares of the Class A Common Stock which are issuable upon the conversion of certain of the Biltmore Exchange Rights and the Biltmore Warrants and pursuant to the Earn-Out Rights (assuming full payment under the terms of the Earn-Out Rights).

                          DESCRIPTION OF CAPITAL STOCK

     The Certificate of Incorporation of the Company authorizes capital consisting of 100,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The following description of the capital stock of the Company is a summary and is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     As of May 18, 1998, there were 34,887,858 shares of Class A Common Stock and 255,000 shares of Class B Common Stock issued and outstanding. The Class A Common Stock and Class B Common Stock are identical in all respects, except that each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. In the event of a liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after paying all debts and liabilities of the Company. The holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends, on a share-for-share basis if, as and when declared by the Board out of funds legally available therefor, subject to any dividend restrictions in the Company's credit facilities and the NHL Bylaws. Holders of Class B Common Stock are entitled to convert each share of Class B Common Stock into one share of Class A Common Stock at any time.

     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring shares of Class A Common Stock and may affect the value of shares of Class A Common Stock. In general, any acquisition of shares of Common Stock which will result in a person or a group of persons holding a five percent or more interest in the Company will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner of the NHL (the "Commissioner") shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution and delivery by the prospective purchaser of such documents as the Commissioner shall prescribe. The expense of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a five percent or more interest in the Company, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.

     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a five percent or more interest in any other publicly-held NHL team, may own, directly or indirectly, a five percent or more interest in the Company, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a five percent or more interest in the Company from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than the Company) are not eligible to purchase or hold shares of Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the stockholders of the Company.

     Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in the Company, of five percent or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan execute an agreement limiting the rights of the lenders, the club and the owner of the club under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the Panthers and the Company under certain circumstances.

     The Certificate of Incorporation of the Company provides that if any person acquires beneficial ownership of five percent or more of the outstanding shares of Class A Common Stock, the Company may redeem all of such shares at the lower of their fair market value or cost. This restriction is set forth in a legend on each certificate issued evidencing outstanding shares of Class A Common Stock.

     The transfer agent and registrar for the Class A Common Stock is BankBoston, N.A.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue from time to time, in one or more series, up to 5,000,000 shares of the Preferred Stock. The Board of Directors is authorized to provide for the issuance of one or more series of the Preferred Stock, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers and rights (including voting rights), senior to the rights of holders of the Common Stock, which could adversely affect the rights of holders of the Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company. No shares of the Preferred Stock are presently outstanding and the Company has no present plan to issue any shares of the Preferred Stock.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the NYSE, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions or by any other legally available means. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring the Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Stockholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of up to five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to the offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The Selling Stockholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify the Selling Stockholders and any such underwriters and controlling persons of such underwriters against certain liabilities, including certain liabilities under the Securities Act.

     If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such Shares are purchased.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     The validity of shares of the Class A Common Stock offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. own shares of Class A Common Stock.

                                    EXPERTS

     The audited financial statements of Florida Panthers Holdings, Inc. as of June 30, 1997, and 1996 and for each of the three years in the period ended June 30, 1997; the audited financial statements of 2301 Ltd. as of December 31, 1996 and the year then ended; the audited financial statements of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995 and the period from inception (June 28, 1994) to December 31, 1994; the audited financial statements of Coral Springs Ice, Ltd. as of December 31, 1996 and for the period from inception (February 26, 1996) to December 31, 1996; and the audited financial statements of LeHill Partners L.P. and consolidated entities as of December 31, 1996 and for the year then ended, all of which have been incorporated by reference into this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of 2301 SE 17th St. Ltd. as of December 31, 1995, and for each of the years in the two year period ended December 31, 1995, have been incorporated by reference into this Prospectus and the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Boca Raton Hotel and Club Limited Partnership as of December 31, 1996 and for the year then ended incorporated by reference into this Prospectus and the Registration Statement have been so incorporated in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Boca Raton Hotel and Club Limited Partnership, appearing in the Florida Panthers Holdings, Inc.'s Post Effective Amendment No. 5 to Registration Statement on Form S-1 filed November 17, 1997, at December 31, 1995 and for each of the two years in the period ended December 31, 1995, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Biltmore Hotel Partners, appearing in the Florida Panthers Holdings, Inc.'s Form 8-K filed March 2, 1998, at December 31, 1997 and 1996 and each of the three years in the period ended December 31, 1997 and the Historical Summaries of Revenues and Direct Operating Expenses of The Rental Pool Operations of the Biltmore Villas for the years ended December 31, 1997 and 1996, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, which was filed with the Commission on September 29, 1997, as amended on Form 10-K/A filed October 14, 1997; (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") since June 30, 1997, specifically including the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, which was filed with the Commission on November 14, 1997, the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997, which was filed with the Commission on February 13, 1998, the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, which was filed with the Commission on May 14, 1998, the Company's Current Reports on Form 8-K dated June 26, 1997, August 13, 1997, November 17, 1997, November 26, 1997, December 19, 1997, March 2, 1998, March 10, 1998, and April 22, 1998, which were filed with the Commission on July 1, 1997, August 27, 1997, November 17, 1997, December 16, 1997, December 19, 1997, March 5, 1998, March 11, 1998 and April 23, 1998,
respectively, and the Company's Amended Current Reports on Form 8-K/A dated August 13, 1997 and March 2, 1998 which were filed with the Commission on October 27, 1997, and May 15, 1998, respectively; (iii) the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A, dated and filed with the Commission on July 9, 1997; and (iv) the Company's Post-Effective Amendment No. 5 to Registration Statement on Form S-1 filed November 17, 1997 (Registration No. 333-23135).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO RICHARD L. HANDLEY, SECRETARY, FLORIDA PANTHERS HOLDINGS, INC., 450 EAST LAS OLAS BOULEVARD, FORT LAUDERDALE, FLORIDA 33301, TELEPHONE: (954) 712-1300.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance of the securities being registered, all of which will be paid by the Registrant pursuant to contractual obligations, are as follows:

SEC Registration Fee........................................  $ 55,002
Printing Expenses...........................................    20,000
Accounting Fees and Expenses................................    15,000
Legal Fees and Expenses.....................................    15,000
Miscellaneous...............................................     4,998
                                                              --------
          Total.............................................  $110,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of is or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may be amended. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Company's Bylaws provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such director or officer.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   2.1    --   Exchange Agreement dated October 25, 1996 by and between
               Florida Panthers Holdings, Inc. and H. Wayne Huizenga
               (incorporated by reference to exhibit to the Company's
               Registration Statement on Form S-1 -- SEC File No.
               333-12191).
   2.2    --   Purchase Agreement dated October 25, 1996 by and between
               Decoma Investment, Inc. II and Decoma Investment, Inc. III
               (incorporated by reference to exhibit to the Company's
               Registration Statement on Form S-1 -- SEC File No.
               333-12191).
   2.3    --   Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
               Huizenga (incorporated by reference to exhibit to the
               Company's Registration Statement on Form S-1 -- SEC File No.
               333-12191).
   2.4    --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
               (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
               Brisbin (incorporated by reference to exhibit to the
               Company's Current Report on Form 8-K filed on February 18,
               1997).
   2.5    --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
               Beynon, Architects and Brian Brisbin (incorporated by
               reference to exhibit to the Company's Current Report on Form
               8-K filed on February 18, 1997).
   2.6    --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
               Brisbin (incorporated by reference to exhibit to the
               Company's Current Report on Form 8-K filed on February 18,
               1997).
   2.7    --   Exchange Agreement (Hyatt Regency Pier 66), dated as of
               December 22, 1996 (incorporated by reference to exhibit to the Company's Definitive Consent Solicitation Statement
               filed on March 4, 1997 -- SEC File No. 0-21435).
   2.8    --   Exchange Agreement (Radisson Bahia Mar), dated as of
               December 22, 1996 (incorporated by reference to exhibit to the Company's Definitive Consent Solicitation Statement
               filed on March 4, 1997 -- SEC File No. 0-21435).
   2.9    --   Amended and Restated Contribution and Exchange Agreement,
               dated as of March 20, 1997, by and among Florida Panthers
               Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
               Club Limited Partnership, BRMC, L.P. and BRMC Corporation
               (incorporated by reference to Exhibit 2.9 to the Company's
               Registration Statement on Form S-4 -- SEC File No.
               333-28951).
   2.10   --   Merger Agreement, dated July 8, 1997, by and among the
               Company, FPH/RHI Merger Corp., Inc., ResortHill, Inc. and
               Gary V. Chensoff (incorporated by reference to exhibit to
               the Company's Registration Statement on Form S-1 -- SEC File
               No. 333-30925).
   2.11   --   Agreement and Plan of Merger dated as of November 17, 1997, by and among Florida Panthers Holdings, Inc., a Florida
               corporation, and Florida Panthers Holdings, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.11 to
               the Company's Registration Statement on Form S-4 -- SEC File
               No. 333-28951).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   2.12   --   Contribution and Exchange Agreement, dated December 19,
               1997, by and among Florida Panthers Holdings, Inc.,
               Wright-Bilt Corp., Biltmore Hotel Partners, AZB Limited
               Partnership, W&S Realty Investment Group LLC, Samuel
               Grossman, Charles Carlise, W. Matthew Crow, AZ Biltmore
               Hotel Limited Partnership, Southwest Associates, EL Camino
               Associates, Grossman Investment Corp. and The Crow
               Irrevocable Trust (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K dated March
               2, 1998).
   3.1    --   Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration
               Statement on Form S-4 -- SEC File No. 333-28951).
   3.2    --   By-Laws of the Company (incorporated by reference to Exhibit
               3.2 to the Company's Registration Statement on Form
               S-4 -- SEC File No. 333-28951).
   4.1    --   Amended and Restated Loan Agreement, dated June 25, 1997,
               among Panthers BRHC Limited, the Bank of Nova Scotia and the other banks named therein (incorporated by reference to
               exhibit to the Company's Registration Statement on Form
               S-1 -- SEC File No. 333-30925).
   5.1*   --   Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company.
  23.1*   --   Consent of Arthur Andersen LLP.
  23.2*   --   Consent of KPMG Peat Marwick LLP.
  23.3*   --   Consent of Price Waterhouse LLP.
  23.4*   --   Consent of Ernst & Young LLP.
  23.5    --   Consent of Akerman, Senterfitt & Eidson, P.A. (included in
               Exhibit 5.1).
  24.1    --   Powers of Attorney (included as part of signature page of
               this Registration Statement).

---------------

     * Filed herewith.

            ITEM 17.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 19th day of May, 1998.

                                          Florida Panthers Holdings, Inc.

                                          By:     /s/  WILLIAM M. PIERCE
                                            ------------------------------------
                                            William M. Pierce
                                            Senior Vice President and Chief
                                              Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William M. Pierce and Richard L. Handley his/her true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----

                /s/ H. WAYNE HUIZENGA                  Chairman of the Board        May 19, 1998
-----------------------------------------------------    (Principal Executive
                  H. Wayne Huizenga                      Officer)

                /s/ RICHARD C. ROCHON                  Vice Chairman                May 19, 1998
-----------------------------------------------------
                  Richard C. Rochon

                /s/ WILLIAM M. PIERCE                  Senior Vice President and    May 19, 1998
-----------------------------------------------------    Chief Financial Officer
                  William M. Pierce                      (Principal Financial
                                                         Officer)

                /s/ STEVEN M. DAURIA                   Vice President and           May 19, 1998
-----------------------------------------------------    Corporate Controller
                  Steven M. Dauria                       (Principal Accounting
                                                         Officer)

                /s/ STEVEN R. BERRARD                  Director                     May 19, 1998
-----------------------------------------------------
                  Steven R. Berrard

               /s/ DENNIS J. CALLAGHAN                 Director                     May 19, 1998
-----------------------------------------------------
                 Dennis J. Callaghan

                 /s/ MICHAEL S. EGAN                   Director                     May 19, 1998
-----------------------------------------------------
                   Michael S. Egan

                   /s/ CHRIS EVERT                     Director                     May 19, 1998
-----------------------------------------------------
                     Chris Evert

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----

                /s/ HARRIS W. HUDSON                   Director                     May 19, 1998
-----------------------------------------------------
                  Harris W. Hudson

             /s/ GEORGE D. JOHNSON, JR.                Director                     May 19, 1998
-----------------------------------------------------
               George D. Johnson, Jr.

                  /s/ HENRY LATIMER                    Director                     May 19, 1998
-----------------------------------------------------
                    Henry Latimer

                                 EXHIBIT INDEX

EXHIBITS                           DESCRIPTION OF EXHIBIT
--------                           ----------------------
  2.1       --  Exchange Agreement dated October 25, 1996 by and between
                Florida Panthers Holdings, Inc. and H. Wayne Huizenga
                (incorporated by reference to exhibit to the Company's
                Registration Statement on Form S-1 -- SEC File No.
                333-12191).
  2.2       --  Purchase Agreement dated October 25, 1996 by and between
                Decoma Investment, Inc. II and Decoma Investment, Inc. III
                (incorporated by reference to exhibit to the Company's
                Registration Statement on Form S-1 -- SEC File No.
                333-12191).
  2.3       --  Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
                Huizenga (incorporated by reference to exhibit to the
                Company's Registration Statement on Form S-1 -- SEC File No.
                333-12191).
  2.4       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
                (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
                Brisbin (incorporated by reference to exhibit to the
                Company's Current Report on Form 8-K filed on February 18,
                1997).
  2.5       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
                Beynon, Architects and Brian Brisbin. (incorporated by
                reference to exhibit to the Company's Current Report on Form
                8-K filed on February 18, 1997)
  2.6       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
                Brisbin (incorporated by reference to exhibit to the
                Company's Current Report on Form 8-K filed on February 18,
                1997).
  2.7       --  Exchange Agreement (Hyatt Regency Pier 66), dated as of
                December 22, 1996 (incorporated by reference to exhibit to the Company's Definitive Consent Solicitation Statement
                filed on March 4, 1997 -- SEC File No. 0-21435).
  2.8       --  Exchange Agreement (Radisson Bahia Mar), dated as of
                December 22, 1996 (incorporated by reference to exhibit to the Company's Definitive Consent Solicitation Statement
                filed on March 4, 1997 -- SEC File No. 0-21435).
  2.9       --  Amended and Restated Contribution and Exchange Agreement,
                dated as of March 20, 1997, by and among Florida Panthers
                Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
                Club Limited Partnership, BRMC, L.P. and BRMC Corporation
                (incorporated by reference to Exhibit 2.9 to the Company's
                Registration Statement on Form S-4 -- SEC File No. 333-
                28951).
  2.10      --  Merger Agreement, dated July 8, 1997, by and among the
                Company, FPH/RHI Merger Corp., Inc., ResortHill, Inc. and
                Gary V. Chensoff (incorporated by reference to exhibit to
                the Company's Registration Statement on Form S-1 -- SEC File
                No. 333-30925).
  2.11      --  Agreement and Plan of Merger dated as of November 17, 1997, by and among Florida Panthers Holdings, Inc., a Florida
                corporation, and Florida Panthers Holdings, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.11 to
                the Company's Registration Statement on Form S-4 -- SEC File
                No. 333-28951).
  2.12      --  Contribution and Exchange Agreement, dated December 19,
                1997, by and among Florida Panthers Holdings, Inc.,
                Wright-Bilt Corp., Biltmore Hotel Partners, AZB Limited
                Partnership, W&S Realty Investment Group LLC, Samuel
                Grossman, Charles Carlise, W. Matthew Crow, AZ Biltmore
                Hotel Limited Partnership, Southwest Associates, EL Camino
                Associates, Grossman Investment Corp. and The Crow
                Irrevocable Trust (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K dated March
                2, 1998).
  3.1       --  Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration
                Statement on Form S-4 -- SEC File No. 333-28951).
  3.2       --  By-Laws of the Company (incorporated by reference to Exhibit
                3.2 to the Company's Registration Statement on Form
                S-4 -- SEC File No. 333-28951).

EXHIBITS                           DESCRIPTION OF EXHIBIT
--------                           ----------------------
  4.1       --  Amended and Restated Loan Agreement, dated June 25, 1997, among Panthers BRHC Limited, the Bank of Nova Scotia and the other banks named therein (incorporated by reference to
                exhibit to the Company's Registration Statement on Form
                S-1 -- SEC File No. 333-30925).
  5.1*      --  Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
                the Company.
 23.1*      --  Consent of Arthur Andersen LLP.
 23.2*      --  Consent of KPMG Peat Marwick LLP.
 23.3*      --  Consent of Price Waterhouse LLP.
 23.4*      --  Consent of Ernst & Young LLP.
 23.5       --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                Exhibit 5.1).
 24.1       --  Powers of Attorney (included as part of signature page of this Registration Statement).

---------------

* Filed herewith.